Viad Corp Exploring Opportunities to Enhance Shareholder Value

Board of Directors Authorizes Repurchase of Up to Additional One Million Shares

PHOENIX, Dec. 14, 2012 /PRNewswire/ -- Viad Corp (NYSE: VVI) today announced that its Board of Directors has authorized management to explore and evaluate opportunities to enhance shareholder value, including a potential separation of its Travel & Recreation and Marketing & Events businesses. The Viad Board previously hired and has been working with J.P. Morgan Securities LLC as its financial advisor to assist in this evaluation process. The Company noted that there can be no assurance that this evaluation process will result in any transaction.

The Board has also authorized the repurchase of up to an additional one million shares of the Company's common stock, from time to time at prevailing market prices. As of September 30, 2012, the Company had repurchased approximately 610,000 shares since September 2010 pursuant to previously announced authorizations by the Board, which represents substantially all of the shares available for repurchase under existing announced authorizations. The Company also announced that its Amended and Restated Credit Agreement, dated May 18, 2011, was amended, effective as of December 12, 2012, to remove the prior limitation on share repurchases of $10 million in the aggregate per calendar year. The amendment now allows share repurchases unless the Company's leverage ratio, as defined in the Credit Agreement, is greater than 1.50 to 1.00 or a default or an unmatured default, as defined in the Credit Agreement, exists. As of September 30, 2012, the Company's leverage ratio was 0.21 to 1.

This expanded stock repurchase authorization reflects the continued strength of the Company's balance sheet and operating cash flows. This position of strength enables Viad to support operations and strategic growth initiatives, as well as return value to its shareholders through share repurchases and the payment of a $0.10 per share quarterly dividend, which represented a dividend increase of 150% over the prior quarterly dividend of $0.04 per share.

Paul B. Dykstra, chairman, president and chief executive officer of Viad, said, "The tangible initiatives the Board has taken and is undertaking demonstrate our continued commitment to enhancing value for all shareholders."

The Company also noted that it has taken steps to increase the strength in the Travel & Recreation area of the Board of Directors with the recent appointment as a director of Edward Mace, who has nearly 30 years of experience in the hospitality and leisure industry. In addition, Margaret Pederson, who has nearly 30 years of experience in the exhibitions and events industry, was appointed to the Board in August 2011 to increase the strength of the Board in the Marketing & Events area. As announced yesterday, Jess Hay, lead independent director, has decided to retire from the Viad Board of Directors and not stand for re-election at the Company's 2013 Annual Meeting of Shareholders on May 21, 2013. Mr. Hay has served as a director of Viad since 1981 and as lead independent director since 2005. The independent members of the Board appointed Richard H. Dozer as lead independent director effective May 21, 2013. Mr. Dozer, a director since 2008, will serve a two-year term as lead independent director.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists, Inc. and affiliates, and its Travel & Recreation Group, comprised of Brewster, Glacier Park, Inc. and Alaska Denali Travel. For more information, visit the Company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Contacts:
Carrie Long
Viad Corp
(602) 207-2681
IR@viad.com

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